27(h)11(g)	Amendment to Services Agreement Dated October 23, 2001 between DWS Investment Management Americas, Inc. (formerly Deutsche Investment Management Americas Inc.) and Zurich American Life Insurance Company (Formerly, Kemper Investors Life Insurance Company), dated March 25, 2021

Amendment to Administrative Services Agreement

Dated as of October 23, 2001

This Amendment to the Administrative Services Agreement (“Agreement”) between DWS Investment Management Americas, Inc. (formerly Deutsche Investment Management Americas Inc.) (“DIMA”) and Zurich American Life Insurance Company (“Life Company”) (collectively, the “Parties”) dated October 23, 2001 is effective this 25th day of March, 2021. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, DIMA and Life Company agree that the Agreement shall be amended as follows:

1. Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to this Amendment.

2. Except as amended hereby, the Administrative Services Agreement remains in full force and effect in accordance with its terms.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment to the Administrative Services Agreement as of the date set forth above.

ZURICH AMERICAN LIFE INSURANCE COMPANY		DWS INVESTMENT MANAGEMENT AMERICAS, INC.

By:	/s/ Audrey Martin	By:	/s/ Sandy Sculac

Name:	Audrey Martin	Name:	Sandy Sculac

Title:	Vice President	Title:	COO

DWS INVESTMENT MANAGEMENT AMERICAS, INC.

By:	/s/ Peggy Rogers

Name:	Peggy Rogers

Title:	CAO

Acknowledged:

By:	/s/ Frank Gecsedi
Name: Frank Gecsedi
Title: Chief Compliance Officer, DWS Distributors, Inc.

Exhibit A

Deutsche DWS Investments VIT Funds

(formerly DWS Investments VIT Funds)

Fees

For each of the following Portfolios, DIMA agrees to pay Life Company a quarterly amount that is equal on an annual basis to the specific percentage of the average daily net assets of the shares of the Portfolio held in the Life Company’s segregated asset accounts as set forth below:

Portfolio/ Class	Contract	Fees for Administrative Services
DWS Small Cap Index VIP Class A (formerly Small Cap Index)	Zurich Kemper Life Investor	once average net Contract assets reach $100,000, 0.13%, or if Contract assets exceed $100 million then 0.18%

DWS Small Cap Index VIP Class A (formerly Small Cap Index)	Scudder Destinations VA Farmers VA I Scudder Destinations Life	0.10%

DWS Equity 500 Index VIP Class A (formerly Equity 500 Index Fund)	Scudder Destinations VA Scudder Destinations Life	0.10%

DWS Equity 500 Index VIP Class B2 (formerly Equity 500 Index Fund)	ZS4	0.15%